As filed with the Securities and Exchange Commission on April 7, 2022

Registration No. 333-260531

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PHX MINERALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	73-1055775
(State or Other Jurisdiction Identification No.)	(IRS Employer of Incorporation)

1601 NW Expressway, Suite 1100
Oklahoma City, Oklahoma 73118

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad L. Stephens

Chief Executive Officer

PHX Minerals Inc.

1601 NW Expressway, Suite 1100
Oklahoma City, Oklahoma 73118

(405) 948-1560

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Kirk Tucker, Esq.

Jackson Walker LLP

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Telephone: (713) 752-4389

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: □

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement on Form S-3, File No. 333-260531 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by PHX Minerals Inc., a Delaware corporation (“PHX Delaware”). This Amendment amends the Registration Statement, which was filed by PHX Minerals Inc., an Oklahoma corporation (“PHX Oklahoma”), prior to the reincorporation from Oklahoma to Delaware described below. No changes or additions are being made hereby to the existing prospectus, as modified or superseded by information incorporated by reference therein, that already forms a part of such Registration Statement. Accordingly, such existing prospectus is being omitted from this filing.  As used in this Amendment, the term “Company” refers to PHX Oklahoma prior to the Reincorporation (as defined below) and PHX Delaware, as the surviving corporation of the merger described below, after the Reincorporation.

Effective as of April 1, 2022, the Company filed a certificate of ownership and merger with the Secretary of State of the State of Oklahoma and filed a certificate of ownership and merger with the Secretary of State of the State of Delaware merging PHX Oklahoma with and into PHX Delaware (the “Merger”), with the result that the jurisdiction of incorporation of the surviving corporation became Delaware (the “Reincorporation”). The Reincorporation was approved by shareholders of PHX Oklahoma at the 2022 annual meeting of shareholders for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Reincorporation, pursuant to the Delaware General Corporation Law (the “DGCL”), the Company has continued its existence under the DGCL as a corporation incorporated in the State of Delaware. The business, assets and liabilities of the Company, as well as its principal locations and fiscal year, were the same immediately after the Reincorporation as they were immediately prior to the Reincorporation. In addition, the directors and executive officers of the Company immediately after the Reincorporation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Reincorporation. As a result of the Merger and upon the effective date of the Merger, each outstanding share of Class A common stock, par value $0.01666 per share, of PHX Oklahoma was automatically converted into one share of common stock, par value $0.01666 per share, of PHX Delaware. Immediately prior to the consummation of the Merger, PHX Delaware had nominal assets and liabilities.

Except as modified by this Amendment, including modifications resulting from the incorporation of documents by reference, the Company, by virtue of this Amendment, expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

No additional securities are being registered under this Amendment.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The information set forth in Item 14 of the Registration Statement at the time of initial effectiveness is incorporated herein by reference.

Item 15. Indemnification of Directors and Officers.

Under our Certificate of Incorporation, as amended, and Bylaws (and in accordance with Section 145 of the DGCL), we will indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including civil, criminal, administrative, investigative or other proceedings, by reason of the fact that the person is or was a director, officer or employee of the Company, or is or was serving in that capacity or as an agent at the request of the Company for another entity.

Article IX of our Bylaws provides that we shall indemnify any individual who is or was our director, officer or employee, and any individual who is or was our director, officer or employee and serves or served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees) actually and reasonably incurred by, or imposed upon, him or her in connection with any proceeding in which the individual is made a party as a result of his or her service in such capacity, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful, unless such indemnification would be prohibited by law. An individual will not be indemnified in connection with a proceeding by or in our right in which the individual was adjudged liable to us, unless the court in which the suit was brought determines the individual is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

We have entered into indemnity agreements with each of our executive officers and our directors. These agreements, as will be amended in connection with the Reincorporation, provide for indemnification to the extent permitted by the DGCL.  We also maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation of PHX Minerals Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K12B filed with the U.S. Securities and Exchange Commission on April 5, 2022).
3.2	Bylaws of PHX Minerals Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K12B filed with the U.S. Securities and Exchange Commission on April 5, 2022).
5.1+	Opinion of Jackson Walker LLP
23.1+	Consent of Ernst & Young LLP
23.2+	Consent of DeGolyer and MacNaughton
23.3+	Consent of Jackson Walker LLP (included in Exhibit 5.1 to this Registration Statement)
24.1+	Power of Attorney (included on the signature page of this Registration Statement and on the signature page of the initial filing of this Registration Statement)

+ Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma, on April 7, 2022.

PHX Minerals Inc.

/s/ Chad L. Stephens
Chad L. Stephens
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Chad L. Stephens and Ralph D’Amico, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his or her name, place and stead, in any and all capacities, to sign any and all further amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2022.

Signature	Capacity	Date

/s/ Chad L. Stephens	President, Chief Executive Officer and Director	April 7, 2022
Chad L. Stephens	(Principal Executive Officer)

/s/ Ralph D’Amico	Vice President, Chief Financial Officer and Secretary	April 7, 2022
Ralph D’Amico	(Principal Financial and Accounting Officer)

*	Director	April 7, 2022
Mark T. Behrman

*	Director	April 7, 2022
Glen A. Brown

*	Director	April 7, 2022
Lee M. Canaan

*	Director	April 7, 2022
Peter B. Delaney

/s/ Steven L. Packebush	Director	April 7, 2022
Steven L. Packebush

*	Director	April 7, 2022
John H. Pinkerton

*Chad L. Stephens, by signing his name hereto, does hereby sign this post-effective amendment to Registration Statement on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:/s/ Chad L. Stephens

Chad L. Stephens, Attorney-in-Fact